EXHIBIT P
WISCONSIN CAPITAL FUNDS, INC.
WISCONSIN CAPITAL MANAGEMENT LLC
THOMPSON PLUMB TRUST COMPANY
WCM, INC.

PROCEDURES FOR THE PERSONAL SECURITIES
TRANSACTIONS OF ACCESS PERSONS

(Rule 17j-1)

May 21, 2007

I.     INTRODUCTION

These Procedures should be read and understood in conjunction with the Company’s Code of Ethics. Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") in conjunction with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) require investment companies and investment advisers to adopt written codes of ethics containing provisions reasonably necessary to prevent "Access Persons" from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of federal securities laws. Wisconsin Capital Funds, Inc., Wisconsin Capital Management LLC, Thompson Plumb Trust Company, and WCM, Inc. (collectively, the “Company”), have adopted a Code of Ethics or a Code of Business Conduct (collectively, the “Code”) and these Procedures For The Personal Securities Transactions of Access Persons (these “Procedures”) with respect to the securities transactions of all officers, and employees of the Company. These Procedures are intended to provide guidance to employees of the Company so they may effect their personal investments consistent with the Code and eliminate the possibility that personal securities transactions are, or appear to be, in conflict with the interests of clients or investment portfolios of, or advised by, the Company (collectively, "Advisory Clients"). The Code and these Procedures apply to you. You are required to certify annually that you have read, understood and complied with these Procedures and the Code.

II.    RESTATEMENT OF GENERAL PRINCIPLES

The following fiduciary principles will govern the personal investment activities of all Access Persons and employees of the firm.

Each Access Person must adhere to the highest ethical standards and will:

A. At all times place the interests of Advisory Clients before any personal interests of Access Persons;

B. Conduct all personal securities transactions in a manner consistent with the Code and the requirements of these Procedures so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

C. Not take any inappropriate advantage of an Access Person’s position with the Company.

Access Persons should follow not only the letter of the Code and these Procedures but also their spirit. Personal securities transactions will be reviewed with a broad view for adherence to the principals embodied in the Code and these Procedures.

III.  SPECIFIC PROCEDURES FOR EMPLOYEE’S PERSONAL INVESTING

A. Prior Clearance Required for All Securities Transactions. All Access Persons (except disinterested directors) will obtain written pre-clearance for each personal securities transaction in Reportable Securities. The pre-clearance of a securities transaction will be reviewed by the Chief Compliance Officer or a designee.

•  All transactions in Reportable Securities will be requested on a completed Personal Trading Request Authorization form which will be provided by the Compliance Department.

•  Prior clearance of a securities transaction is effective for three business days from and including the date clearance is granted.

Prior Clearance is not required for securities other than Reportable Securities. Prior Clearance is not required for transactions in mutual funds sub-advised by the Company but duplicate confirmations and statements on such accounts must routinely be received by the Compliance Department from the Funds’ transfer agent or your broker.

B. Black Out Periods. Personal trading in Reportable Securities will be “blacked out” in periods before and after trading in the same or similar securities for Advisory Clients.

1.
Same Day Black Out - Large Cap Stocks. If the issuer of a security has a market capitalization of more than $5 billion at the time of the requested personal securities transaction, the Access Person may not trade that security on the same day as any Advisory Client. The Access Person will not be permitted to initiate a transaction in that security. In order to reduce the possibility of conflict with Advisory Client transactions, personal securities transactions should generally be requested later in a given trading day.

2.
Seven-Day Black Out - Small Cap Stocks. If the issuer of a security has a market capitalization of $5 billion or less at the time of the requested personal securities transaction, the Access Person may not trade that security if an Advisory Client has traded that security in the preceding seven (7) calendar days. In addition, the Access Person must have some confidence that the security is not likely to be traded for Advisory Clients in the following seven (7) calendar days.

The Chief Compliance Officer will consult a current list of all trades of securities by all Advisory Clients within the preceding seven calendar days, confirm with the Portfolio Management Committee that there is no intention to trade the security for Advisory Clients within the next seven days, and will ultimately confirm that no Advisory Client trades occurred in the seven days following the personal securities transaction.

Equity securities with equity market capitalizations over $5 billion are believed to be sufficiently liquid and actively traded that transactions undertaken by Access Persons are highly unlikely to have any material impact on the market price of such securities and create conflicts with the interests of Advisory Clients. However, personal securities transactions in larger capitalization securities will nonetheless be reviewed for adherence to the fiduciary principle that the interests of Advisory Clients always precede the interests of the Company or its employees.

C. Short-Term Trading Profits. Short term trading by Access Persons is prohibited. All sales and purchases (or purchases and sales) of the same or equivalent securities within 60 calendar days by an Access Person are considered short-term. The Company may require the forfeiture of short-term trading profits.

D. Initial Public Offerings. No Access Person may acquire any beneficial ownership in any securities in an initial public offering (i.e., an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately prior to the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934).

E. Short Sales of Securities. No Access Person may engage in a short sale or short derivative of a security in a personal account if such security is owned by an Advisory Client unless the position is a bona fide hedge of a corresponding long position. This determination will be made in the sole discretion of the Chief Compliance Officer.

F. Private Placements. With regard to private placements (i.e., offerings of securities that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Regulation D), an Access Person will:

1.
Obtain express prior written approval from the Chief Compliance Officer (who, in making such determination, will consider among other factors, whether the investment opportunity should be reserved for Advisory Clients, and whether such opportunity is being offered to such Access Person by virtue of that person’s position with the Company) for any acquisition of securities in a private placement; and

2.
If after such authorization to acquire securities in a private placement has been obtained, disclose such personal investment in any subsequent consideration by the Company for investment in that issuer on behalf of any Advisory Client. If it is determined by the Portfolio Management Committee that the Company will purchase on behalf of Advisory Client securities of an issuer the shares of which have been previously obtained for personal investment by an Access Person, that decision will be subject to an independent review by the disinterested directors with no personal interest in the issuer.

IV.  EXEMPT TRANSACTIONS

The prohibitions described in these Procedures will not apply to the following types of transactions:

A. No Influence or Control. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence direct, or control purchase or sale transactions;

B. Involuntary Purchases or Sales. Purchases or sales that are non-volitional on the part of the Access Person or Clients including mergers, recapitalizations or similar transactions;

C. Automatic Investment Plans. Programs in which regular periodic purchases or withdrawals are made automatically in or from investment accounts pursuant to a predetermined schedule and allocation, including dividend reinvestment plans.

D. Rights Offerings. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

E. Investment Clubs. Purchases that are part of an Investment Club portfolio where an Access Person maintains a beneficial interest of 20% or less provided that such transactions are reported quarterly to the Chief Compliance Officer. Access Persons must consult with the Chief Compliance Officer prior to participating in Investment Club portfolios and must provide duplicate confirmations and statements of their club account to the Compliance Department.

V.    MISCELLANEOUS NON-EXEMPT SECURITIES OR TRANSACTIONS

All securities transactions by Access Persons that are not expressly exempt from pre-clearance requirements pursuant to these Procedures must be reviewed and approved by the Chief Compliance Officer before the transaction is executed.

The Chief Compliance Officer must provide prior approval on the basis of investigation that (a) the transaction is not potentially harmful to the interests of Advisory Clients, (b) the transaction would be unlikely to affect the market in which the portfolio securities for the Advisory Clients are traded, or (c) the transaction is not related economically to the securities to be purchased, sold, or held by Advisory Clients and the decision to purchase or sell the security is not the result of material non-public information.

Prior approval must be set forth in writing on the Personal Trading Request and Authorization Form and must be supported by any offering document or similar document(s) describing the particulars of the investment if requested by the Chief Compliance Officer.

VI.   REPORTING REQUIREMENTS OF ACCESS PERSONS

A. Initial Holdings Report. Every Access Person (except disinterested directors) will complete, sign and submit to the Chief Compliance Officer an Initial Holding Report no later than 10 days after becoming an Access Person. The Initial Holdings Report (to be provided by the Compliance Department) will include the following information:

1.	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of a date within 45 days of the date the person became an Access Person; and

3.	The date on which the report is submitted by the Access Person.

B. Quarterly Transaction Reports. Every Access Person (except disinterested directors) will complete, sign and submit to the Chief Compliance Officer a Quarterly Transaction Report which discloses the information with respect to transactions during the quarter in any security in which such Access Person has, or by reason of such transaction, acquires any direct or indirect beneficial ownership in the security. The Quarterly Transaction Report will be submitted no later than 30 days after the end of each calendar quarter, whether or not there has been a transaction for the quarter. In the ordinary course, the Quarterly Transaction Report will be prepared by the Chief Compliance Officer or his designee based on Personal Trading Request and Authorization Forms received during the preceding quarter. The Quarterly Transaction Report will then be signed by the Access Person. Such preparation of the Quarterly Transaction Report by the Chief Compliance Officer or his designee will not relieve Access Persons from the duty report previously-undisclosed personal trades executed during the preceding quarter. For any transaction in a security during the quarter in which the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report will contain the following information:

1.	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of the security involved;

2.	The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

5.	The date on which the report is submitted by the Access Person.

For any new account established by the Access Person during the quarter for the direct or indirect benefit of the Access Person, the Quarterly Transaction Report will contain the following information:

1.	The name of the broker, dealer or bank with whom the Access Person established the account;

2.	The date on which the account was established; and

3.	The date on which the report is submitted by the Access Person.

C. Annual Holdings Report. Every Access Person (except disinterested directors) will complete, sign and submit to the Chief Compliance Officer an Annual Holdings Report no later than 30 days following the end of the calendar year. The Annual Holdings Report (to be provided by the Compliance Department) will contain the following information (which will be current as of a date no more than 45 days before the report is submitted):

1.	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date on which the report is submitted by the Access Person.

D. Absence of Control. An Access Person will not be required to submit an Initial Holdings, Quarterly Transaction or Annual Holdings Report with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

E. Confirmations and Statements. All Access Persons (other than disinterested directors) will direct their brokers to supply to the Chief Compliance Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions in reportable securities.

F. Disclosure of Personal Securities Holdings. All Access Persons will disclose all personal securities holdings upon commencement of employment.

G. Disclaimer of Beneficial Ownership. No Initial Holdings, Quarterly Transaction or Annual Holdings Report submitted by an Access Person will be construed as an admission that the Access Person has any direct or indirect beneficial ownership in the security to which the report relates.

H. Potential Conflicts of Interest. Every Access Person will immediately report to the Chief Compliance Officer any factors of which the Access Person is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person's transactions and securities held or to be acquired by Advisory Clients. These factors may include, for example, officer ships or directorships with issuers or beneficial ownership of more than ½ of 1% of the total outstanding shares of any issuer whose shares are publicly traded or that may be initially offered to the public in the foreseeable future.

I. Notification of Reporting Obligation. All Access Persons having a duty to file Initial Holdings, Quarterly Transaction and Annual Holdings Reports will be informed of such duty by the Chief Compliance Officer and will be provided with a copy of the Code and the Procedures. Once informed of the duty to file an Initial Holdings, Quarterly Transaction and Annual Holdings Report, an Access Person has a continuing obligation to file each such report in a timely manner, whether or not the Access Person had any securities transactions or changes in securities ownership have occurred.

J. Procedures for the personal securities transactions of Disinterested Directors of the Investment Adviser.

Disinterested Director. The term "disinterested director" means a director of the Company who is not an "interested person" of the Adviser within the meaning of Section 2(a)(19)(B) of the 1940 Act. These Directors have been designated by the Adviser as appropriate.

A disinterested director will report a transaction in a security on a Quarterly Transaction Report if the director, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a director should have known that, during the 15-day period immediately before or after the date of the transaction by the director, the security is or was purchased or sold by an Advisory Client or was considered for purchase or sale.

VI.  COMPLIANCE MONITORING

The Chief Compliance Officer will review all Initial Holdings, Quarterly Transaction and Annual Holdings Reports, confirmations, and other materials provided to him regarding personal securities transactions by Access Persons to ascertain compliance with the provisions of the Code and these Procedures. The Compliance Officer will date each Initial Holdings, Quarterly Transaction and Annual Holdings Report the day it is received and will sign the Report to verify the date of receipt. The Chief Compliance Officer will also maintain a list of the names of person(s) responsible for reviewing those reports. The Chief Compliance Officer will institute any additional procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of the Code and these Procedures. Upon discovery of a violation, it will be the responsibility of the Chief Compliance Officer to report such violation to the management of the Company and the appropriate Board.

VII. REVIEW BY BOARD OF DIRECTORS

The Chief Compliance Officer will regularly (but not less frequently than annually) furnish to the respective Boards of Directors written reports regarding the administration of the Code and these Procedures. These reports will describe issues that arose during the previous year including, but not limited to, information about material violations of the Code and related Procedures, and sanctions imposed as a result of these violations. These reports will also certify to the respective Boards that the Company has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code and these Procedures. The respective Boards will consider these reports and determine whether amendments to the Code or Procedures are necessary. If any such report indicates that any change to the Code or Procedures is advisable, the Chief Compliance Officer will make an appropriate recommendation to the respective Boards.

The Chief Compliance Officer will inquire into any apparent violation of these Procedures and will report any apparent violation requiring remedial action to the Executive Committee. Upon finding such a violation of the Code or these Procedures, including the filing of any false, incomplete, or untimely Initial Holdings Report, Quarterly Transaction Report or Annual Holdings Report, or the failure to obtain prior clearance of any personal securities transaction, the Executive Committee may impose any sanction or take such remedial actions as it deems appropriate. No director will participate in a determination of whether he has committed a violation of the Code or Procedures, or of the imposition of any sanction against himself or herself.

VIII. RECORDS RETENTION

The Company will maintain records in the manner and to the extent set forth below and will make these records available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, specific or other examination:

A. Retention of Copy of Code of Ethics. A copy of the Code, and any other code of ethics or Procedures in effect at any time during the past five years, will be maintained in an easily accessible place;

B. Record of Violations. A record of any violation of the Code or Procedures, and of any action taken as a result of such violation will be maintained in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C. Copy of Forms and Reports. A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report and Annual Holdings Report prepared and filed by an Access Person will be maintained for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

D. List of Access Persons. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms, Initial Holdings Reports, Quarterly Transaction Report and Annual Holdings Reports will be maintained in an easily accessible place; and

E. Board Reports. A copy of each written report furnished to the Board will be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

The Company will also maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of private placement securities for not less than five years following the end of the fiscal year in which the approval is granted.

IX.  CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under the Code and these Procedures will be treated as confidential, except to the extent required by law.

X.   VIOLATIONS OF THE CODE OR THESE PROCEDURES

Violations of the Code or Procedures may result in the imposition of sanctions or the taking of such remedial steps as the Company may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No director or officer of the Company will participate in a determination of whether he has committed a violation or of the imposition of any sanction against himself or herself.

In addition, the Company may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

XI.  INTERPRETATION OF PROVISIONS

The Board of the Company, or management of the Company may, from time to time, adopt such interpretations of the Code or these Procedures as the Board or management deems appropriate.